EXHIBIT 10.3

PROMISSORY NOTE

THIS PROMISSORY NOTE is made as of the 22nd day of March 2013 at 7877 Emerald Winds Circle, Boynton Beach, Florida 33473.

FOR VALUE RECEIVED, the undersigned Mister Goody, Inc., a Florida corporation (“Maker”), promises to pay to the order of Brendan Vogel (“Payee”) the principal sum of ten thousand dollars ($10,000) in lawful money of the United States of America. This Promissory Note has zero interest.

Repayment of the principal shall be made on May 31, 2013. Maker may prepay the principal hereof in whole or in part at any time and from time to time without penalty or premium.

Maker hereby irrevocably waives presentment, protest, notice of protest, and dishonor. If any principal or interest is not paid within fifteen (15) days of the date when due, the holder hereof, at his option, may declare all remaining installments of principal immediately due and payable and proceed to collect the same at once.

MAKER:

By: /s/ Joel Arberman

      Joel Arberman, president